Exhibit (N)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Garrison Capital Inc. and Subsidiaries:

Our audit of the consolidated financial statements and GLC Trust 2013-2 schedule of investments referred to in our report dated March 4, 2015, (appearing in the accompanying registration statement on Form N-2) also included an audit of the senior securities table of Garrison Capital Inc. and Subsidiaries (the “Company”) appearing in this Form N-2. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit of the consolidated financial statements and GLC Trust 2013-2 schedule of investments.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ McGladrey LLP

June 15, 2015